Exhibit 10.2

Corporate Capital Group International Ltd. Inc.
277 Great River Rd
Great River, NV 11739
631.859.9690 fax 631.859.9693

February 21, 2003

Mr. Steven A. Kriegsman
CEO
CytRx Corporation
11726 San Vicente Blvd. Suite 650
Los Angeles, CA 90049

Re:

Consulting/Engagement Agreement

Dear Mr. Kriegsman

This Consulting/Engagement Agreement (“Agreement’) defines the scope of services to be provided by Corporate Capital Group International Ltd., Inc. or its affiliates (herein, collectively “CCGI”) to CytRx Corporation (the “Company”), as well as the compensation to be paid by the Company to CCGI in exchange, pertaining to the consulting services and potential financing contemplated by and between the Company and CCGI’s network of financing partners.

1.

Services. CCGI will provide the following services under this Agreement. In rendering these services, CCGI is not guaranteeing that any investors it contacts will purchase stock on the open market or from the Company.

1.1

Retail Exposure. CCGI will expose the Company to retail stock brokers by delivering information on the Company approved by the Company and attempting to generate interest in the Company.

1.2

Institutional Exposure. CCGI will introduce the Company to institutional money managers.

1.3

Road Shows. CCGI will coordinate a number of foreign and domestic road shows to meet individual investors, institutional investors and foreign and domestic money managers.

1.4

Shareholder Awareness. CCGI will work with the Company’s management to generally improve shareholder awareness.

1.5

Advisory Services. CCGI will provide advisory services on a non-exclusive basis to the Company in the areas of corporate development: mergers and acquisitions, corporate finance, public offerings and capital placement transactions for the Company. CCGI will also introduce other firms, products and services to the Company as indicated during the normal course of business and act as coordinator for all activities within its purview. It is also understood that CCGI is acting as an advisor only, and shall have no authority to enter into any commitments on the Company’s behalf, or to negotiate the terms of any transaction, or to hold any funds or securities in connection with any transaction or to perform any other acts on behalf of the Company without the Company’s express written consent.

1.6

Transactions. During the course of the Engagement Period (as defined in Section 2.1), it is anticipated that the Company may, at its sole discretion, choose to execute one or more corporate development or corporate finance transactions introduced by CCGI. CCGI will assist the Company in executing these transactions on a best efforts basis, on terms satisfactory to the Company. CCGI will act as non-exclusive advisor or placement agent on these transactions in accordance with the terms of Section 3.2 below.

2.

Engagement Period. The period of CCGI engagement under this Agreement (the “Engagement Period”) is eight months, starting on February 21, 2003.

3.

Transactions. Other than in the Company’s normal course of business activities, any sale, merger, acquisition, joint venture, strategic alliance, technology partnership, licensing agreement, or other similar agreements introduced by CCGI (except where the Company or Steven Kriegsman has a pre-existing relationship)shall accrue compensation to CCGI under a percentage fee of the aggregate consideration as shown below.

3.1

Mergers. For arranging a merger with the Company that closes within six months of the expiration of the Engagement Period in conjunction with developing market support for the issue, CCGI shall be paid a cash fee equal to 5% on the first $5,000,000 of purchase price and 2% on anything above $5,000,000 of any of the cash or stock received by the Company as part of the merger.

3.2

Corporate Finance. All securities transactions for the benefit of the Company arranged by CCGI that close within six months of the expiration of the Engagement Period will accrue compensation to CCGI according to the corresponding categories below:

3.2.1

Secured Debt Financing. Other than in the Company’s normal course of business activities, for any traditional financing secured for the Company by CCGI (which includes senior debt financing, revolving lines of credit, equipment lease financing, purchase order financing, accounts receivable, or any other type of secured debt financing), with the exception of any extension, expansion or revision of the Company’s existing credit facilities, CCGI shall receive upon closing: a success fee, payable in cash, equal to 1.5% of the gross proceeds received by the Company at each such closing.

3.2.2

Subordinated Debt Financing. Other than in the Company’s normal course of business activities, for any debt investment placed for the Company by CCGI

(including mezzanine funding, notes, term loans, promissory notes, debentures, etc.), with the exception of any extension, expansion or revision of the Company’s existing credit facilities, CCGI shall receive upon closing: (i) a success fee, payable in cash equal to 4% of the gross proceeds received by the Company at each such closing, plus (ii) warrants in the entity financed, with a cashless exercise provision, equal to 4% of the gross proceeds received by the Company at each such Closing, exercisable at a strike price equal to 100% of the fair market value price of the common stock for the Company as of the date the Company receives the funds, with such warrants to be exercisable in whole or in part, at any time within three years from issuance.

3.2.3

Equity Investment. For any equity investment into the Company by a financing source secured for the Company by CCGI for which the Company receives funds (including any common stock, preferred stock, convertible preferred stock, convertible debentures, subordinated debt with warrants or any other securities convertible into common stock), CCGI shall receive upon closing: (i) a success fee, payable in cash, equal to 6% of the gross amount to be disbursed to the Company on each said closing, plus (ii) warrants in the entity financed, equal to 10% of the gross amount to be disbursed to the Company at each such closing, exercisable at a strike price equal to 100% of the fair market value price of the common stock for the Company as of the date the Company receives the funds, with such warrants exercisable in whole or in part, at any time within three years from issuance.

3.3

Retainer. The Company shall pay CCGI upon execution of this Agreement and on the 21st day of each month thereafter through September 21, 2003 an amount of $10,000. In addition, five-year warrants to purchase 675,000 shares of the Company’s common stock at an exercise price of $.20 per share with piggyback registration rights will be issued at signing of the Agreement to CCGI. As a condition to the issuance of the foregoing warrants, warrants to purchase 250,000 shares of the Company’s stock issued to Corporate Consulting International Group, Inc. in July 2002 shall be concurrently cancelled without the payment of any consideration to Corporate Consulting International Group, Inc. for that cancellation.

3.4

Intermediary Transactions. In the event CCGI introduces the Company to a broker dealer or another financial institution (where neither the Company nor Steven Kriegsman has a pre-existing relationship) that provides financing to the Company that closes within six months of the expiration of the Engagement Period. CCGI will be paid a 2% fee at the closing of that financing.

3.5

Expenses. The Company shall reimburse CCGI for expenses directly related to the services performed pursuant to this Agreement. Any expenditure in excess of $500 shall be approved in writing in advance by the Company.

4.

Other

4.1

Offering Materials. CCGI will use no offering materials other than such materials prepared by the Company and approved by Company’s counsel. The Company agrees to use its best efforts to approve or prepare, as necessary, any offering materials within 30 days from the date the Company advises CCGI that it intends to execute a financial transaction, in accordance with Section 1.6 hereof.

4.2

Consummation of Transactions. CCGI understands that the Company has no obligation to close any transaction brought to the Company by CCGI and CCGI only gets paid if the Company closes a transaction brought to it by CCGI.

4.3

Confidentiality. This Agreement is for the confidential use of the Company and CCGI only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and only on a confidential basis in connection with the proposed transaction or financing, except where disclosure is required by law or is mutually consented to in writing by CCGI and the Company.

4.4

Performance. Notwithstanding any other provision of this Agreement, nothing set forth herein shall be construed as a firm commitment to execute any transaction or place the full amount of any offering or any minimum portion thereof. CCGI cannot guarantee the successful conclusion of any transaction, for which the Company has the right to reject, for any reason, in its sole and absolute discretion.

4.5

Indemnification. The Company shall indemnify and hold harmless CCGI from and against all claims, damages, losses, and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or based upon (1) any misstatement or omission or alleged misstatement or omission, in any Company documentation or any other materials or information supplied or approved by the Company which are disseminated by CCGI in accordance with the terms of this Agreement to third parties, including financing sources; or (ii) any agreement between the Company and any financing source; except that the Company shall not be liable for any claim, damage, loss or liability which is finally determined to have resulted from CCGI’s fraud, gross negligence or willful misconduct. In any action where the Company’s indemnity applies, CCGI shall be entitled to its own separate counsel at the Company’s expense if CCGI reasonably determines that there is a conflict that precludes adequate representation of CCGI by counsel for the Company. CCGI shall indemnify and hold harmless the Company from and against all claims, damages, losses and liabilities (including without limitation) reasonable attorneys’ fees and expenses arising out of CCGI’s conduct under this Agreement if such conduct was in breach of the terms of this Agreement or involved gross negligence or willful misconduct on the part of CCGI. The Company shall be entitled to retain its own separate counsel at CCGI’s expense if the Company reasonably determines that there is a conflict that precludes adequate representation of the Company by CCGI’s counsel. Neither termination nor completion of this Agreement shall affect these indemnification provisions, which shall survive any such termination or completion and remain operative and in full force and effect.

4.6

Governing Law/Arbitration. The terms of this Agreement will be governed by and interpreted in accordance with the internal laws of the State of California any dispute shall be resolved by binding arbitration with the American Arbitration Association in Los Angeles, California.

If the foregoing is acceptable, please sign and return to CCGI a copy of this Agreement, which shall represent the entire agreement between us with respect to the matters addressed herein. We look forward to working with you and remain.

Yours very truly, Corporate Capital Group International Ltd., Inc.
By:	/s/ PETER SIMONE

Peter Simone President
Dated:	2/21/03

CytRx Corporation
By:	/s/ STEVEN A. KRIEGSMAN

Steven A. Kriegsman Chief Executive Officer
Dated:	2/21/03

In consideration of CytRx Corporation entering into the above Agreement, the undersigned agrees to the cancellation of warrants to purchase 250,000 shares of CytRx Corporation common stock issued to the undersigned in July 2002.

Corporate Consulting International Group
By:	/s/ PETER SIMONE

[Title]
Dated:	2/21/03

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